CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the Form 10-K of Corruven, Inc. (a development stage company), of our report dated March 31, 2014 on our audit of the financial statements of Corruven, Inc. as of December 31, 2013 and 2012, and the related statements of operations, stockholders’ equity and cash flows for the years then ended and the period from inception on January 4, 2010 through December 31, 2013.

M&K CPAS, PLLC
Houston, Texas
March 31, 2014